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                                                                    EXHIBIT 12.1



                             FIRST INDUSTRIAL, L.P.
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                          PREFERRED UNIT DISTRIBUTIONS
                             (DOLLARS IN THOUSANDS)

                                                    1999           1998           1997          1996            1995
                                                ------------    ----------    -----------    ----------     -----------
Income from Operations Before  Disposition
of Interest Rate Protection Agreements
and Restructuring Charge...................     $   126,073     $   98,400    $    53,519    $   53,519     $   53,519

Plus: Interest Expense and Amortization
of Interest Rate Protection Agreements
and Deferred Financing Costs...............          78,094         69,713         25,468        25,468         25,468
                                                ------------    ----------    -----------    ----------     -----------

Earnings Before Disposition of Interest
Rate Protection Agreements, Restructuring
Charge and Fixed Charges...................     $   204,167     $  168,113    $    78,987    $   78,987     $   78,987
                                                ============    ==========    ===========    ==========     ===========

Fixed Charges and Preferred Unit
Distributions (a)..........................     $   112,586     $  100,047    $    34,555    $   34,555     $   34,555
                                                ============    ==========    ===========    ==========     ===========

Ratio of Earnings to Fixed Charges and
Preferred Unit Distributions (b)...........            1.81x          1.68x         2.29x          2.29x          2.29x
                                                ============    ==========    ===========    ==========     ===========


(a) There were no preferred limited partnership distributions in respect of any period prior to the fiscal quarter ended June 30, 1997

(b) For purposes of computing the ratios of earnings to fixed charges and preferred unit distributions, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before disposition of interest rate protection agreements and restructuring charge. Fixed charges consist of interest costs, whether expensed or capitalized and amortization of interest rate protection agreements and deferred financing charges.